Exhibit 99.1

Press Release
For Release November 14, 2005 at 7:45 am EST

Compex Technologies Announces Definitive Agreement with Encore Medical;
All-Stock Transaction Valued at $109 million

New Brighton, MN, November 14, 2005 — Compex Technologies (Nasdaq: CMPX) today announced that its board of directors has approved an agreement to be acquired by Encore Medical Corporation (Nasdaq: ENMC), a diversified orthopedic device manufacturer headquartered in Austin, Texas, in an all stock transaction valued at approximately $109 million.

Under the terms of the agreement, Compex will become a subsidiary of Encore and Encore will issue approximately 1.4 shares of its common stock for each share of common stock of Compex, subject to adjustment as set forth in the agreement. The merger, which has been approved unanimously by the boards of directors of both companies, is subject to the satisfaction of a number of standard closing conditions and is also subject to the approval of the Compex and Encore shareholders. Immediately following the merger, Encore’s existing shareholders will own approximately 73.5% of the combined company and Compex’s existing shareholders will own approximately 26.5%. The transaction is structured as a tax-free reorganization for both companies and their respective shareholders. It is expected to close by March 2006.

“This transaction will create a powerful orthopedic products company that will include the industry’s leading electrical stimulation pain management and rehabilitation companies – Encore’s Orthopedic Rehabilitation Division, which includes Empi and Chattanooga Group, and Compex, formerly Rehabilicare,” said Kenneth W. Davidson, Encore’s chairman and CEO. “We’re extremely excited about the opportunities created by this business combination and the added strength Compex will bring to our business.”

“On a combined basis, Encore and Compex will offer a broader mix of products in a wide variety of markets and applications with an expanded direct sales force covering the entire country,” said Dan W. Gladney, Compex chairman and CEO. “Compex is looking forward to joining the Encore team.”

Greene Holcomb & Fisher LLC represented Compex Technologies, Inc. and First Albany Capital represented Encore Medical Corporation in this transaction.

Compex Technologies

About Compex Technologies, Inc.

Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites www.compextechnologies.com and www.slendertone.com.

About Encore Medical Corporation

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries; and Encore’s non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through the Company’s Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

Additional Information About the Acquisition and Where to Find It

Encore and Compex intend to file with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus with respect to the acquisition and other relevant materials. SHAREHOLDERS OF ENCORE AND COMPEX ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENCORE, COMPEX AND THE ACQUISITION. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Encore or Compex with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.

In addition, shareholders may obtain free copies of the documents (when they are available) filed with SEC by Encore by directing a request to: Encore Medical Corporation, 9800 Metric Boulevard, Austin, TX 78758, Attn: General Counsel. Shareholders may obtain free copies of the documents filed with the SEC by Compex by contacting Compex Technologies, Inc. Investor Relations at 1811 Old Highway 8, New Brighton, MN 55112.

Compex Technologies

Encore, Compex and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Encore and Compex in favor of the acquisition. Information about the executive officers of Encore and their ownership of Encore common stock is set forth in the proxy statement for Encore’s 2005 Annual Meeting of Shareholders, which was filed with SEC on April 14, 2005. Information about the executive officers and directors of Compex and their ownership of Compex common stock is set forth in the amended Form 10-K, which was filed with the SEC on October 31, 2005. Shareholders may obtain more detailed information regarding the direct and indirect interests of Encore, Compex and their respective officers and directors in the acquisition by reading the joint proxy statement/prospectus when it becomes available.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to continue to obtain financing, the ability to integrate the operations of the acquired company, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

For:	Compex Technologies
1811 Old Highway 8
New Brighton, MN 55112
Investor Relations: 800-676-6489